Exhibit 4.5

profile[x]

Stage [x] Lease and Service Agreement

THIS AGREEMENT is dated this day;  ____________________.

BETWEEN:

PROFILE PROJEX INTERNATIONAL INC.

A British Columbia company with an office at:

300-1055 West Hastings Street

Vancouver, BC  V6E 2E9  CANADA

(“Profile [x]”)

AND:

(“The Lessee”)

WHEREAS:

A.

Profile [x] is in the business of leasing and providing services in relation to the installation, set-up and removal of mobile stage units used for the presentation of performances and events.

B.

The Lessee wishes to lease a mobile stage unit from Profile [x] and contract for the services of _________________ in relation to the installation, set-up and removal of the leased mobile stage unit.

Stage [x] Lease and Service Agreement

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT THE PARTIES AGREE AS FOLLOWS:

Description of Equipment and Personnel:

1.

Profile [x] will supply to the Lessee a mobile stage ___________, more particularly described in schedule “A” (“Stage [x]”).

2.

Profile [x] will provide two operators to install, set-up and remove Stage [x].

Stage [x] Availability:

3.

Profile [x] will deliver the Stage to the Lessee and remove the Stage on the following dates:

a)

“Delivery Date”/Time -

__________________________:

b)

“Removal Date”/Time -

__________________________:

c)

“Term Agreement” Days -    __________________________:

4.

The time in between Profile [x]’s arrival on site to deliver Stage [x] to the Lessee and Profile [x]’s complete removal of Stage [x] is the “Term” of this Agreement.

5.

In the event of a “Term Agreement”, Days are considered calendar days over the coarse of a year.

6.

Profile [x] shall have the right, in the event that it cannot deliver, install or set-up Stage [x] as a consequence of;

a)

A mechanical failure within the control of Profile [x], or

b)

A computer software, process control system or hardware malfunction, or any other malfunction whatsoever, attributable to the advent of the year 2003 and within the control of Profile [x],

To terminate this Agreement at any time prior to two weeks before the commencement of the Term. As the exclusive and sole damages for such termination, Profile [x] will return the deposit paid pursuant to Section 6(a) hereof to the Lessee as liquidated damages and the Lessee will have no further remedies against Profile [x]. In no event will Profile [x] be liable for damages caused, incurred or arising out of, as a consequence of, or incidental to such termination.

Stage [x] Lease and Service Agreement

Payment:

6.  The Lessee will pay Profile [x] US  $ ______________ ( the "Rent") in the following manner:

a.

A deposit in the amount of US $ _______________ on execution of this Agreement; and

b.

The balance in the amount of US $ ______________ which will be payable after Profile [x]’s delivery, installation and set-up of Stage [x] and prior to the Lessee using Stage [x] for performance, rehearsal, or any other use whatsoever.

c.

Term Lease Agreement requires a deposit in the amount of                    US $ ______________2 months before lease date for the event. The balance payable after Profile [x] delivers Stage [x] for performance, rehearsal, or any uses whatsoever.

The rent includes _________ Tax in the amount of US $ ___________and ___________Tax In the amount of US $ ______________

7. The Lessee will pay the balance of the lease referred to in Section 6(b) hereof in the form of cash, a cashier’s cheque or certified cheque made payable to “Profile Projex International Inc.”, or some other form of payment.

8. For greater certainty, without limiting any other provisions of this Agreement in relation to Profile’s remedies on default, if the Lessee does not pay the amount referred to in Section 6(b) hereof by way of a payment referred to in Section 7 hereof prior to the Lessee’s use of Stage [x], Profile [x] may, in its sole discretion, remove Stage [x] from the Lessee’s possession and, among other remedies available to it, keep the deposit referred to in Section 6(a) hereof without set-off or deduction.

9. The Lease payable under this Agreement is payable unconditionally and absolutely net to Profile [x] without abatement, set-off, diminution, compensation or other deduction whatsoever.

Stage [x] Lease and Service Agreement

Site Selection, Preparation and Maintenance:

10. Profile [x] will deliver Stage [x] to the Lessee at a site approved by Profile [x] in its sole discretion (the “Site”).

11. The selection of the site will be the joint responsibility of Profile [x] and the Lessee making their best efforts to select an appropriate location.

12. The Lessee will prepare the site, at its own cost and to Profile [x]’s satisfaction so that is has the following characteristics:

[a]

General dimensions – minimum dimensions of a rectangle sixty by sixty feet so as to allow for the placement of the stage, the erection of security fencing and barricades, and other structures Profile [x] may require;

[b]

Topography – Level and flat with sufficient drainage to prevent the retention of water;

[c]

No Obstacles – Free from overhanging branches and other obstacles to enable Profile [x] to deliver Stage [x] to the site in an unobstructed manner;

[d]

Roadway Access – in a location that allows Profile [x] clear and unobstructed access on to the site.

13. The Lessee will ensure that the site, at all times during the Term of this Agreement, possesses the characteristics described in Section 12 hereof and will take all steps necessary, whether at Profile [x]’s request or not, to maintain the Site, at its own cost, in such a state as is satisfactory to Profile [x] and consistent with the Site requirements in this agreement.

14.The Lessee will use the site for the sole purpose of providing a sitting location for Stage [x], security fencing and barricades, and other structures Profile [x] may require.

15. The Lessee will ensure that Profile [x]’s personnel have free and unrestricted access to Stage and the Site for any purpose whatsoever during the Term of this Agreement.

Stage [x] Lease and Service Agreement

Use of Stage

16. The Lessee will use Stage [x] only for the purposes agreed to by Profile [x] and the Lessee, which purposes are generally defined in Schedule “B”

17. The Lessee will be responsible for the coordination of signage and specification of lighting, sound, and video imaging within the specification of Stage [x] technologies.

18. The Lessee shall not alter, deface, cover up or conceal any numbering, lettering, or insignia displayed on Stage [x], nor allow any other person to do the same.

Lessee’s Obligations

19. In addition to the Lessee’s Site Preparation obligations as set out in Sections 10 thru 15 hereof, the Lessee will provide, at it’s sole cost and to Profile [x]’s satisfaction, the following On-Site Services and personnel:

[a]

Security Personnel – a person located next to Stage [x] during and for the duration of the time Stage [x] is on location to ensure the stage is secure. Such person will have Radio or Mobile phone communication capability;

[b]

Secured Area – Secure the area to prevent access of non-authorized persons at any time during the term of this agreement;

[c]

Security Fencing and Barricades – The Lessee will ensure that the Site contains adequate security fencing and barricades to protect any person from injury in relation to the use and operation of Stage [x].

[d]

Assistant – The Lessee to provide two assistants to help Profile [x] personnel during the set-up and removal of Stage [x];

[e]

Parking – The provision of parking area for the preparation of Stage [x] and associated transport vehicles;

If the Lessee fails to provide any of the On-Site Services or personnel described in this Section 19 to Profile [x]’s satisfaction, Profile [x] may provide such On-Site Service or personnel, but such cost shall be borne solely by the Lessee.

Stage [x] Lease and Service Agreement

Liability and Indemnity

20. The Lessee will indemnify and does hereby indemnify Profile [x] and Profile [x]’s present and former Directors, officers, employees, agents, and licensees, against any liability for losses and expenses of whatever kind or nature, including fees and disbursements of council, arising in connection with this Agreement, including but not limited to any one or more of the following:

[a]

Third party claims arising out of or relating to the use or operation of Stage [x] during the Term of this Agreement;

[b]

Loss or Damage to Stage [x] that occurs during the Term of this Agreement.

[c]

Claims of any nature whatsoever of the Lessee’s or Profile [x]’s agents or employees arising out of or in relation to the use or operation of Stage [x] during the Term of this Agreement. [Except damage caused solely by negligence of Profile [x], its agents or employees]

21. Profile [x] will not be liable to the Lessee for any loss, cost, expense or damage of any kind or nature whatsoever caused directly or indirectly by Stage [x] or in the use, operation, ownership or maintenance of it, or for any loss of business or other damages whatsoever and howsoever caused.

Insurance

22. The Lessee will purchase and maintain at its sole cost:

[a]

Property insurance customarily referred to as an “all risks” policy covering loss such as theft, fire, flood, earthquake, or such damage or destruction to Stage [x] in the amount of no less than $2,000,000.00 [the “Property Insurance”], being the replacement value of the stage, and naming Profile [x] as the loss payee, and

[b]

Liability Insurance covering liability for personal injury or death or property damage arising from or related to the use or operation of Stage [x] in an amount no less than $2,000,000.00 per occurrence [the “Liability Insurance”].

The Property Insurance and the Liability Insurance will provide coverage from the Delivery Date to the day after the Removal date.

Stage [x] Lease and Service Agreement

23. Each of the Property Insurance and Liability Insurance will:

[a]

Name Profile [x] as the insured,

[b]

Contain a clause requiring the insurer to give Profile [x] at least 72 hours prior notice of any alteration in the terms of such policy or cancellation of it, and;

[c]

Contain an endorsement whereby any act, omission or breach of condition by anyone insured will not prejudice the other insured’s’ right to recover under the policy.

24. The lessee will furnish to Profile [x], within 15 days prior to commencement of the Term, a certificate of the insurance or other evidence satisfactory to Profile [x] that the required insurance hereunder, in such form and with such coverage as is satisfactory to Profile [x], is in effect, provided however that Profile [x] will be under no duty to ascertain the existence of or to examine such insurance policies or to advise the Lessee inn the event such insurance coverage will not comply with the requirements of this Agreement. Upon failure of the Lessee to provide evidence of such insurance satisfactory to Profile [x], Profile [x] may purchase or otherwise provide such insurance and the cost of it to Profile [x] will be payable by the Lessee on demand.

25. The deductible under each of the Property Insurance or the Liability Insurance will be payable at the Lessee’s expense and be no more than $2,500.00 under each policy unless Profile [x] is satisfied, in its sole discretion, that the Lessee is in such a financial position that a higher deductible is appropriate.

26. The Lessee will advise Profile [x] of any event or circumstance which may potentially lead to a claim for which coverage is provided under the Property Insurance or the Liability Insurance, regardless of the probability of success in a potential claim. This notice will not in any way affect or replace the notice that the Lessee is required to give to the insurer.

27. No claim under any one of the Property Insurance or the Liability Insurance, whether such a claim will be covered or not, will serve to relieve or otherwise release the Lessee of its obligations under this Agreement.

Warranties

28. Profile [x] expressly warrants that Stage [x] and any of Stage [x] mechanical and technical equipment are in a good state of repair, condition and working order, and are fit and sufficient for the purposes of the Lessee as contemplated in this agreement.

Stage [x] Lease and Service Agreement

Events of Default

29. The following constitute “Events of Default” under this Agreement.

[a]

Failure of the Lessee to pay any amount due under this Agreement;

[b]

Subjection of Stage [x] to any lien, privilege, seizure, or attachment;

[c]

The Lessee’s breach of any term of this agreement;

[d]

The lessee having any recourse of being subject to any Federal, Provincial or State statute respecting bankruptcy, insolvency or winding-up; or

[e]

Stage [x] is in the reasonable opinion of Profile [x], in danger of loss, damage, or destruction, or is in fact lost, damaged or destroyed.

Default

30. On occurrence of any of the events of the Events of Default, Profile [x] will have the right to exercise any one or more of the remedies available to it, including but not limited to the following:

[a]

To take possession of Stage [x], without demand or notice and without any court order or other process of law. The lessee hereby waives any and all damages occasioned by such taking of possession;

[b]

To declare the entire amount of the lease immediately due and payable with or without notice or demand to the lessee;

[c]

To require the Lessee to pay Profile [x] a late charge or administration fee. In the event, however, that such late charge or administration fee exceeds the amount permitted by law, the Lessee will instead pay to Profile [x] only the maximum amount thereby permitted.

[d]

As a genuine pre-estimate of liquidated damage for the loss of bargain and not as a penalty, to keep the deposit referred to in Section 6[a] above without set-off or deduction of any kind to the Lessee.

[e]

To terminate this Agreement; and

[f]

To pursue and any other remedy available under the law.

31. All remedies are cumulative and may be exercised concurrently or separately

32. Forbearance, indulgence or failure to exercise any remedy or recourse by Profile [x] in any regard whatsoever will not constitute a waiver of the covenant, condition, remedy or recourse.

Stage [x] Lease and Service Agreement

Further Documentation

33. The parties will provide such further documents as are required to give full force and effect to this agreement.

Ownership

34. Stage [x] is, and at all times will remain, the sole and exclusive personal property of Profile [x], and the Lessee will have no right, title or interest in Stage [x] except as expressly set out in this Agreement.

35. The Lessee will keep Stage [x] free and clear of all levies, Liens and encumbrances during the term of this Agreement.

Force Majeure

36. Profile [x] will not be liable to the Lessee or any other party for damages caused by delay or failure to perform its undertakings under the terms of this Agreement when the delay or failure is due to fire, flood, snow, or other extreme weather conditions, embargo, act of war, lawful act of public authorities, strike, loch-out or other labour dispute, shortage of labour, fuel power, raw material, delay or default caused by a common carrier, or any other cause or contingency whatsoever outside the control of Profile [x].

Governing Law

37. This agreement is governed by, and construed in accordance with the Laws of British Columbia.

38. In the event of any litigation between the parties, the parties expressly submit themselves to the jurisdiction of the Province of British Columbia and further agree that Vancouver, British Columbia, shall be the sole and proper venue.

Severability

39. If any provision of this agreement is unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining provisions of this Agreement, and such provision will be severable from the remainder of this Agreement.

Entire Agreement

40. This Agreement contains the whole agreement between the parties in respect of the rental of Profile [x]’s Stage [x] and contract for Profile [x]’s services of installation and removal of Stage [x] and may only be amended in writing signed by both parties.

Stage [x] Lease and Service Agreement

Assignment

41. The Lessee will not, without prior written concent of Profile [x], assign or transfer this Agreement or permit Stage [x] to be used by anyone other the Lessee or its duly authorized agents and employees.

Currency

42. All references to money in this agreement mean money in U.S. Dollars.

Headings

43. The headings used in this Agreement are for convenience only and are not to be considered a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.

Time of the Essence

44. Time is of the essence of this Agreement.

Independent Legal Advice

45. The Lessee acknowledges having obtained independent legal advice in respect of the terms of this Agreement or having declined independent legal advice, despite having been given the opportunity to do so.

Miscellaneous

46. The Lessee will not climb onto or walk on the roof of Stage [x] or allow others to do so. The Lessee will account to Profile [x] for all damage to Stage [x] incurred as a result of the Lessee or other persons within the lessee’s control climbing onto or walking on the roof of Stage [x].

47. The Lessee will remove all tape and spike marks form Stage [x] prior to the expiry of the Term of this Agreement. The Lessee will pay to Profile [x] a cleaning fee for the removal of tape or tape residue applied by the Lessee that is left on Stage [x] after the expiry of the Term of this Agreement.

Stage [x] Lease and Service Agreement

The Parties have executed this Agreement as of the date first above written.

Profile Projex International Inc.

Per: Stephen Rappard

Authorized Signatory

Lessee

Per:

Individual or Authorized Signatory